Exhibit 99.1

news release

Enbridge Energy Partners Declares Distribution and Reports Earnings for First Quarter 2012

HOUSTON, April 30, 2012— Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.53250 per unit payable May 15, 2012 to unitholders of record on May 7, 2012.

The Partnership’s key financial results for the first quarter of 2012, compared to the same period in 2011, were as follows:

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2012	2011
Net income	$99.0	$117.1
Net income per unit	0.25	0.38
Adjusted EBITDA (1)	291.5	283.7
Adjusted net income	109.2	99.0
Adjusted net income per unit	0.28	0.31
(1)	Includes non-controlling interest

Adjusted net income for the three month period ended March 31, 2012, reported above, eliminates the impact of: (a) legal and audit costs associated with our trucking and natural gas liquids (“NGL”) marketing business subsidiary; (b) option premium amortization; and (c) non-cash, mark-to-market net gains and losses; among other adjustments. Refer to the Non-GAAP Reconciliations table for additional details.

Adjusted net income of $109.2 million for the first quarter of 2012 was 10 percent higher than the same period from prior year due to increased volumes and fee-based revenues on all of our major liquids systems, coupled with increased volumes and associated revenues on our Anadarko natural gas system.

“Although adjusted earnings are higher than last year, they are not reflective of our expectations as a result of several unusual events in the first quarter that impacted our performance. These events are behind us and we are very encouraged by the performance of our liquids pipeline systems. In particular, our deliveries were strong and this we believe is a powerful indicator of the need for near term expansion of our liquids mainline pipeline system. We are working diligently on potential projects to accomplish this objective which will enhance the earnings and cash flows of the Partnership,” said Mark Maki, president of the Partnership.

“In our natural gas segment, incremental third party NGL takeaway capacity was completed in late April that will allow us to realize the full benefits of the recent expansions to our Anadarko and Elk City pipeline systems. Additional positive news was announced on the Texas Express project. The project is proceeding on schedule and we are very pleased with additional volumes that have been secured, the admission of DCP Midstream and the outlook for expansion of this system,” noted Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2012	2011
Operating revenue	$1,819.5	$2,288.9
Operating expenses:
Cost of natural gas	1,296.9	1,829.5
Environmental costs, net of recoveries	3.2	(34.6)
Oil measurement adjustments	(4.3)	(4.6)
Operating and administrative	201.2	167.1
Power	41.2	35.6
Depreciation and amortization	83.6	88.4
Operating income	197.7	207.5
Interest expense	83.6	79.4
Other income	—	6.0
Income before income tax expense	114.1	134.1
Income tax expense	2.1	2.3
Net income	112.0	131.8
Less: Net income attributable to noncontrolling interest	13.0	14.7
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$99.0	$117.1
Less: Allocations to General Partner	27.3	20.4
Net income allocable to Limited Partners	$71.7	$96.7
Weighted average Limited Partner units (millions)	284.7	252.8
Net income per Limited Partner unit (dollars)	$0.25	$0.38

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended March 31, 2012 with the same period of 2011. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited, dollars in millions)	2012	2011
Liquids	$159.0	$149.7
Natural Gas	52.5	41.1
Marketing	(3.2)	3.0
Corporate	(0.4)	(1.1)
Adjusted operating income	$207.9	$192.7

Liquids – For the three month period ended March 31, 2012 adjusted operating income for the Liquids segment increased to $159.0 million from $149.7 million for the comparable period in 2011. The increase in adjusted operating income was attributable to both higher average daily volumes delivered and higher associated fee-based revenues on all of our major liquids systems. The indexed transportation rates on our Lakehead system increased by 6.9 percent in connection with the annual index rate ceiling adjustment, which became effective July 2011.

The strong throughput on all our major liquids systems is underpinned by the robust production growth in the Canadian oil sands and North Dakota region.

Partially offsetting the improved adjusted operating income for our liquids segment were increased power costs, associated with the greater volume throughput, combined with higher integrity and operating costs, in addition to higher depreciation expense resulting from our expanded pipeline systems.

Liquids Systems Volumes	Three months ended March 31,
(thousand barrels per day)	2012	2011
Lakehead	1,861	1,743
Mid-Continent	236	218
North Dakota	222	175
Total	2,319	2,136

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $52.5 million for the three month period ended March 31, 2012, an increase of $11.4 million from the $41.1 million for the same period in 2011. The increase in adjusted operating income was due to increased natural gas and NGL volumes, in addition to improved processing margins on our Anadarko system, and a $6.8 million decrease in depreciation expense from the same period in 2011. The decrease in depreciation expense was primarily the result of a revision in depreciation rates on all our natural gas systems that became effective July 1, 2011. Our Anadarko system benefited from both the natural gas production growth in the Granite Wash region and from new assets placed in service to process the growing natural gas production. The results from our natural gas business were unfavorably impacted by approximately $6.6 million due to the downtime associated with a fire at a third party fractionation facility which resulted in production from our Anadarko system being shut-in for approximately two weeks.

Natural Gas Throughput	Three months ended March 31,
(MMBtu per day)	2012	2011
East Texas	1,319,000	1,315,000
Anadarko	942,000	929,000
North Texas	315,000	339,000
Total	2,576,000	2,583,000

Marketing – The Marketing segment reported an adjusted operating loss of $3.2 million for the three month period ended March 31, 2012, a decrease of $6.2 million from the $3.0 million of adjusted operating income for the same period of 2011. The decrease is attributable to a weak natural gas pricing environment and narrow locational basis differentials. Additionally, the marketing segment’s results were unfavorably impacted by a non-cash charge of $2.0 million to adjust natural gas inventory down to the lower of cost or market during the three month period ended March 31, 2012.

Corporate – During the three month period ended March 31, 2012, the Partnership’s interest cost, comprised of interest expense and capitalized interest, increased $9.1 million from the same period in 2011. The increase was primarily the result of a higher weighted average outstanding debt balance that resulted from our issuance in September 2011 of $600 million of our 4.20% senior unsecured notes due 2021 and an additional $150 million our 5.50% senior unsecured notes due 2040.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.53250 per share payable on May 15, 2012 to shareholders of record on May 7, 2012. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 3, 2012.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results in an Internet presentation, commencing at 4:30 p.m. Eastern Time on May 1, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://www.media-server.com/m/p/3s36c9oy

The audio portion of the presentation will be accessible by telephone at (866) 831-6243 (Passcode: 71055719) and can be replayed until July 30, 2012 by calling (888) 286-8010 (Passcode: 21556424). An audio replay will also be available from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2012	2011
Net income	$112.0	$131.8
Lines 6A and 6B incident expenses, net of recoveries	-	(35.0)
Lawsuit settlement	-	(9.0)
Impact from unusual winter conditions	-	9.2
Option premium amortization (1)	(4.1)	-
Trucking and NGL Marketing legal and audit costs (2)	7.4	-
Noncash derivative fair value (gains) losses
-Liquids	8.8	4.6
-Natural Gas	(3.7)	9.1
-Marketing	1.8	2.9
-Corporate	-	0.1
Net income attributable to noncontrolling interest	(13.0)	(14.7)
Adjusted net income	109.2	99.0
Less: Allocations to General Partner	27.5	20.0
Adjusted net income allocable to Limited Partners	81.7	79.0
Weighted average units (millions)	284.7	252.8
Adjusted net income per Limited Partner unit (dollars)	$0.28	$0.31

(1) These amounts relate to the cost of premiums paid for options used for hedging purposes. We expense the premium costs when incurred in accordance with GAAP rather than amortizing over the option benefit period. This adjustment to earnings reflects amortization of the premium over the period covered by the option.

(2) These amounts relate to the legal and audit costs associated with our investigation at our trucking and NGL marketing subsidiary, which was concluded in the first quarter of 2012.

Liquids	Three months ended March 31,
(unaudited, dollars in millions)	2012	2011
Operating income	$150.2	$185.7
Lines 6A and 6B incident expenses, net of recoveries	-	(35.0)
Lawsuit settlement	-	(5.6)
Noncash derivative fair value losses	8.8	4.6
Adjusted operating income	$159.0	$149.7

Natural Gas	Three months ended March 31,
(unaudited, dollars in millions)	2012	2011
Operating income	$52.9	$22.8
Impact from unusual winter conditions	-	9.2
Option premium amortization	(4.1)	-
Trucking and NGL Marketing legal and audit costs	7.4	-
Noncash derivative fair value (gains) losses	(3.7)	9.1
Adjusted operating income	$52.5	$41.1

Marketing	Three months ended March 31,
(unaudited, dollars in millions)	2012	2011
Operating income (loss)	$(5.0)	$0.1
Noncash derivative fair value losses	1.8	2.9
Adjusted operating income (loss)	$(3.2)	$3.0

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited, dollars in millions)	2012	2011
Net cash provided by (used in) operating activities	$257.5	$260.1
Changes in operating assets and liabilities, net of cash acquired	(52.2)	(65.0)
Interest expense (1)	83.6	79.3
Income tax expense	2.1	2.3
Impact from unusual weather conditions	-	9.2
Option premium amortization	(4.1)	-
Lawsuit settlement	-	(9.0)
Trucking and NGL Marketing legal and audit costs	7.4	-
Other	(2.8)	6.8
Adjusted EBITDA	$291.5	$283.7
(1)	Included in interest expense for the three month period ended March 31, 2011 are unrealized mark-to-market net losses of $0.1 million.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact: Sanjay Lad Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com Website: enbridgepartners.com	Media Contact: Terri Larson Telephone: (713) 353-6317 E-mail: usmedia@enbridge.com

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